                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*


                         Copper Mountain Networks, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    217510106
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
 ------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]  Rule 13d-1(b)

            [X]  Rule 13d-1(c)

            [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 16 Pages

CUSIP NO. 217510106                       13 G                Page 2 of 16 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TCV II, V.O.F.
         See Item 2 for list of Managing General Partners
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Netherlands Antilles
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    24,672(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      24,672(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           24,672(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------
(A) Excludes an aggregate of 1,664,672 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO. 217510106                       13 G                Page 3 of 16 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TECHNOLOGY CROSSOVER VENTURES II, L.P.
         See Item 2 for identification of General Partner
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    759,536(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      759,536(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           759,536(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            1.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 929,808 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO. 217510106                       13 G                Page 4 of 16 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TCV II (Q), L.P.
         See Item 2 for identification of General Partner
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    583,940(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      583,940(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           583,940(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            1.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,105,404 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO. 217510106                       13 G                Page 5 of 16 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TCV II STRATEGIC PARTNERS, L.P.
         See Item 2 for identification of General Partner
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    103,630(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      103,630(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           103,630(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,585,714 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO. 217510106                       13 G                Page 6 of 16 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TECHNOLOGY CROSSOVER VENTURES II, C.V.
         See Item 2 for identification of General Partners
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Netherlands Antilles
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    115,968(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      115,968(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           115,968(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            0.2%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,573,376 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO. 217510106                       13 G                Page 7 of 16 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         TECHNOLOGY CROSSOVER MANAGEMENT II, L.L.C.
         See Item 2 for list of Managing Members
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    1,587,746(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  0(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      1,587,746(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,587,746(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            3.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 101,598 shares owned beneficially by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO. 217510106                       13 G                Page 8 of 16 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         JAY C. HOAG
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    0(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  1,587,746(A)
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      1,587,746(A)
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0(A)
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                           1,587,746(A)
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [X]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            3.4%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 101,598 shares beneficially owned by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO. 217510106                       13 G                Page 9 of 16 Pages

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         RICHARD H. KIMBALL
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Tax ID Number:
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
               U.S. Citizen
--------------------------------------------------------------------------------
                         5     SOLE VOTING POWER
  NUMBER OF                    101,598(A)
    SHARES               -------------------------------------------------------
 BENEFICIALLY            6     SHARED VOTING POWER
OWNED BY EACH                  1,587,746
  REPORTING              -------------------------------------------------------
    PERSON               7     SOLE DISPOSITIVE POWER
     WITH                      1,689,344
                         -------------------------------------------------------
                         8     SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                              1,689,344
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            3.6%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(A) Excludes an aggregate of 1,587,746 shares beneficially owned by the other reporting persons indicated in this Schedule 13G, as to which this reporting person disclaims beneficial ownership.

CUSIP NO. 217510106                       13 G               Page 10 of 16 Pages


ITEM 1.

            (a)   NAME OF ISSUER:   Copper Mountain Networks, Inc.
            (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  2470 Embarcadero Way, Palo Alto, California 94303.

ITEM 2.

      Set forth below is the following information with respect to each of the persons filing this Schedule 13G (together, the "Filing Persons"): (a) name; (b) address of principal offices (if entity) or residence or business address (if individual); (c) citizenship (if individual) or jurisdiction of organization (if entity); (d) title of class of securities and (e) CUSIP number.

      I.
            (a) TCV II, V.O.F., a Netherlands Antilles general partnership ("TCV II, V.O.F."). The Managing General Partners of TCV II, V.O.F. are Technology Crossover Management II, L.L.C., a Delaware limited liability company ("TCM II") and Technology Crossover Administrator II, N.V., a Netherlands Antilles corporation ("TCA II"). The sole Managing Members of TCM II are Jay C. Hoag ("Hoag") and Richard H. Kimball ("Kimball"). TCA II is ultimately controlled by Hoag and Kimball.
            (b)   Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
            (c)   Netherlands Antilles
            (d)   Common Stock
            (e)   217510106

      II.
            (a) Technology Crossover Ventures II, L.P., a Delaware limited partnership ("TCV II, L.P."). The General Partner of TCV II, L.P. is TCM II.
            (b)   575 High Street, Suite 400, Palo Alto, CA 94301
            (c)   Delaware
            (d)   Common Stock
            (e)   217510106

      III.
            (a)   TCV II (Q), L.P., a Delaware limited partnership ("TCV II
                  (Q)").  The General Partner of TCV II (Q) is TCM II.
            (b)   575 High Street, Suite 400, Palo Alto, CA 94301
            (c)   Delaware
            (d)   Common Stock
            (e)   217510106

CUSIP NO. 217510106                       13 G               Page 11 of 16 Pages

      IV.
            (a) TCV II Strategic Partners, L.P., a Delaware limited partnership ("TCV II SP"). The General Partner of TCV II Strategic Partners is TCM II.
            (b)   575 High Street, Suite 400, Palo Alto, CA 94301
            (c)   Delaware
            (d)   Common Stock
            (e)   217510106

      V.
            (a) Technology Crossover Ventures II, C.V., a Netherlands Antilles limited partnership ("TCV II, C.V."). The Managing General Partners of TCV II, C.V. are TCM II and TCA II.
            (b)   Pietermaai 15, Willemstad, Curacao, Netherlands Antilles
            (c)   Netherlands Antilles
            (d)   Common Stock
            (e)   217510106
      VI.
            (a) Technology Crossover Management II, L.L.C., a Delaware limited liability company.
            (b)   575 High Street, Suite 400, Palo Alto, CA 94301
            (c)   Delaware
            (d)   Common Stock
            (e)   217510106

      VII.
            (a)   Jay C. Hoag
            (b)   575 High Street, Suite 400, Palo Alto, CA 94301
            (c)   U.S. Citizen
            (d)   Common Stock
            (e)   217510106

      VIII.
            (a)   Richard H. Kimball
            (b)   575 High Street, Suite 400, Palo Alto, CA 94301
            (c)   U.S. Citizen
            (d)   Common Stock
            (e)   217510106

ITEM 3.

      Not Applicable

CUSIP NO. 217510106                       13 G               Page 12 of 16 Pages



ITEM 4.

      (a), (b) and (c) This Schedule 13G shall not be construed as an admission that any Filing Person is, either for purposes of Section 13(d) or 13(g) of the Act or for other purposes, the beneficial owner of any Common Stock disclosed in this Schedule 13G. The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13G that, pursuant to Rule 13d-3, may be deemed to be beneficially owned by each Filing Person are as follows:

                          Common Stock
                          Beneficially    % of Class                  Dispositive
    Filing Person            Owned            (1)       Voting Power    Power
    -------------         ------------    ----------    ------------  -----------
TCV II, V.O.F. (2)             24,672          0.1%         sole         sole
TCV II, L.P. (2)              759,536          1.6%         sole         sole
TCV II (Q) (2)                583,940          1.2%         sole         sole
TCV II SP (2)                 103,630          0.2%         sole         sole
TCV II, C.V. (2)              115,968          0.2%         sole         sole
TCM II                      1,587,746          3.4%         sole         sole
Hoag (3)                    1,587,746          3.4%        shared        sole
Kimball (3)                 1,689,344          3.6%        shared(4)     sole


                  (1) All percentages in this table are based on the 47,017,184 shares of Common Stock of the Company outstanding, as reported in the Company's current report on Form 8-K filed with the Securities and Exchange Commission on November 10, 1999.

                  (2) Each noted entity (together, the "TCV II Funds") is the holder of record of the securities set forth opposite the name of such entity and has sole voting and investment power with respect to such securities. TCM II, as sole General Partner of TCV II, L.P., TCV II (Q) and TCV II SP, and as Investment General Partner of TCV II, V.O.F. and TCV II, C.V., may also be deemed to have sole voting and investment power with respect to such securities. TCM II disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

                  (3) Under the operating agreement of TCM II, Hoag and Kimball have the independent power to cause the funds managed by such entity to buy and sell securities of publicly traded portfolio companies, however, in general, they must act by unanimous consent with respect to all other matters, including directing the voting of such securities. As a result, Hoag and Kimball may also be deemed to have sole dispositive power and shared voting power with respect to the securities held by TCV II Funds. Hoag and Kimball disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

                  (4) Kimball shares voting power over an aggregate of 1,587,746 shares with Hoag. Kimball possesses sole voting power over 101,598 shares.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [X].

CUSIP NO. 217510106                       13 G               Page 13 of 16 Pages



ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      This Schedule 13G is being filed jointly pursuant to Rule 13d-1(k). As a result of the relationships among the Filing Persons described herein, some or all of the Filing Persons may be deemed to comprise a "group" within the meaning of Section 13 and the Rules promulgated thereunder. However, the Filing Persons deny such group status.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not Applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 217510106                       13 G               Page 14 of 16 Pages



                        MATERIAL TO BE FILED AS EXHIBITS


      The following exhibit was filed as Exhibit A to the Schedule 13D relating to the Common Stock of Digital Generation Systems, Inc. filed by the undersigned with the Securities and Exchange Commission on September 5, 1997 and is hereby incorporated herein by reference, as updated by Exhibit B hereto:

      Exhibit A - Statement Appointing Designated Filer and Authorized Signer dated September 5, 1997

      The following exhibit was filed as Exhibit B to the Schedule 13G relating to the Common Stock of PSW Technologies, Inc. filed by the undersigned with the Securities and Exchange Commission on October 23, 1998 and is hereby incorporated herein by reference:

      Exhibit B - October 23, 1998 Update to Exhibit A to the Designated Filer Statement

CUSIP NO. 217510106                       13 G               Page 15 of 16 Pages


                                   SIGNATURES


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated:  January 28, 2000               TCV II, V.O.F.,
                                       a Netherlands Antilles General
                                       Partnership


                                       By:   /s/  Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


Dated:  January 28, 2000               TECHNOLOGY CROSSOVER VENTURES II,
                                       L.P., a Delaware Limited Partnership


                                       By:   /s/  Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


Dated:  January 28, 2000               TCV II (Q), L.P.,
                                       a Delaware Limited Partnership


                                       By:   /s/  Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


Dated:  January 28, 2000               TCV II STRATEGIC PARTNERS, L.P.,
                                       a Delaware Limited Partnership


                                       By:   /s/  Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory

CUSIP NO. 217510106                       13 G               Page 16 of 16 Pages



Dated:  January 28, 2000               TECHNOLOGY CROSSOVER VENTURES II,
                                       C.V., a Netherlands Antilles Limited
                                       Partnership


                                       By:   /s/  Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


Dated:  January 28, 2000               TECHNOLOGY CROSSOVER MANAGEMENT II,
                                       L.L.C., a Delaware Limited Liability
                                       Company


                                       By:   /s/  Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


Dated:  January 28, 2000               JAY C. HOAG


                                       By:   /s/  Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory


Dated:  January 28, 2000               RICHARD H. KIMBALL


                                       By:   /s/  Robert C. Bensky
                                             -----------------------------------
                                             Robert C. Bensky
                                             Authorized Signatory